Exhibit 99.CODEETH

Exh. (a)(1)

Principal Executive Officer and Principal Financial Officer Code of Ethics

(Adopted July 16, 2003)

I.                                        Covered Officers/Purpose of the Code

This Code of Ethics (the “Code”) for Harris Associates Investment Trust (the “Trust”) applies to the Trust’s  President who has been designated the Trust’s principal executive officer, the Vice President who has been designated the Trust’s principal financial officer, and the Treasurer (the “Covered Officers”), for the purpose of promoting:

•                  honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between their personal relationships and their professional relationships;

•                  full, fair, accurate, timely and understandable disclosure in reports and documents that the Trust files with, or submits to, the Securities and Exchange Commission (“SEC”), and in other public communications made by the Trust;

•                  compliance with applicable laws and governmental rules and regulations;

•                  prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

•                  accountability for adherence to the Code.

Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual, as well as apparent, conflicts of interest.

II.                                   Administration of the Code

The Code shall be administered by the chief legal officer of the Trust (the “Chief Legal Officer”), or in the absence of the Chief Legal Officer, his or her designee, but only on a temporary basis.

The Trust has designated its Chief Legal Officer for purposes of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the rules promulgated thereunder. The Chief Legal Officer is responsible for applying this Code to specific situations in which questions are presented under it (in consultation with Trust counsel, where appropriate) and has the authority to interpret this Code in any particular situation. However, any waiver of this Code sought by a Covered Officer must be approved by the Audit Committee of the Board of Trustees (the “Board”) of the Trust.

III.                              Actual and Apparent Conflicts of Interest

Overview. A “conflict of interest” occurs when a Covered Officer’s personal interest interferes with the interests of, or his/her service to, the Trust. For example, a conflict of interest would arise if a Covered Officer, or a family member, receives improper personal benefits as a result of the Covered Officer’s position with the Trust.

Certain conflicts of interest arise out of the relationships between Covered Officers and the Trust and already are subject to conflict of interest provisions in the Investment Company Act of 1940 (the “Company Act”) and the Investment Advisers Act of 1940 (the “Advisers Act”). For example, Covered Officers generally may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Trust because of their status as “affiliated persons” of the Trust. The Trust’s and its investment adviser’s compliance programs and procedures are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code.

Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between the Trust and its investment adviser of which the Covered Officers are also officers or employees. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Trust or for the investment adviser, or for both), be involved in establishing policies and implementing decisions that will have different effects on the investment adviser and the Trust. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the series of the Trust and the investment adviser and is consistent with the performance by the Covered Officers of their duties as officers of the Trust. Thus, if performed in conformity with the provisions of the Company Act and the Advisers Act, such activities will be deemed to have been handled ethically. In addition, it is recognized by the Board that the Covered Officers may also be officers or employees of one or more other investment companies covered by this or other codes.

Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions of the Company Act and the Advisers Act. The following list provides examples of conflicts of interest under the Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Trust.

Each Covered Officer must:

•                  not use personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Trust whereby the Covered Officer or a family member would benefit personally to the detriment of the Trust;

•                  not cause the Trust to take action, or fail to take action, for the individual personal benefit of the Covered Officer or a family member rather than the benefit of the Trust; and

•                  not use material non-public knowledge of portfolio transactions made or contemplated for the Trust to trade personally or cause others to trade personally in contemplation of the market effect of such transactions.(1)

There are some conflict of interest situations that must be approved by the Chief Legal Officer. Those situations include, but are not limited to:

•                  service as director on the board of any public or private company;

•                  receipt of any gifts from any person with whom the Trust has current or prospective business dealings having an aggregate value in excess of $250 from a third party during any 12-month period;

•                  receipt of any entertainment from any company with which the Trust has current or prospective business dealings, unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

•                  any ownership interest in, or any consulting or employment relationship with, any service provider to the Trust, other than its investment adviser, principal underwriter, administrator or any affiliated person thereof;

•                  a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Trust for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer’s employment, such as compensation or equity ownership.

IV.                               Disclosure and Compliance

Each Covered Officer should:

•                  be familiar with the disclosure requirements generally applicable to the Trust;

(1)  For purposes of this Code, personal trading activity of the Covered Officers shall be monitored in accordance with the investment advisers’ code of ethics on insider trading. Each Covered Officer shall be considered an “Access Person” under such code.

•                  not knowingly misrepresent, or cause others to misrepresent, facts about the Trust to others, whether within or outside the Trust, including to the Board and auditors, and to governmental regulators and self-regulatory organizations;

•                  to the extent appropriate within his/her area of responsibility, consult with other officers and employees of the Trust and the investment adviser with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Trust files with, or submits to, the SEC and in other public communications made by the Trust; and

•                  promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

V.                                    Reporting and Accountability

Each Covered Officer must:

•                  upon adoption or amendment of the Code (or after becoming a Covered Officer), affirm in writing to the Board that he/she has received, read and understands the Code;

•                  annually thereafter affirm to the Board compliance with the requirements of the Code;

•                  not retaliate against any other Covered Officer or any employee of the Trust or their affiliated persons for reports of potential violations that are made in good faith;

•                  notify the Chief Legal Officer promptly if he/she knows of any violation of this Code; and

•                  respond to the trustee and officer questionnaires circulated periodically in connection with the preparation of disclosure documents for the Trust.

The Chief Legal Officer shall maintain records of all activities related to this Code.

The Trust will follow these procedures in investigating and enforcing this Code:

•                  The Chief Legal Officer will take all appropriate action to investigate any potential violations reported to him/her;

•                  If, after such investigation, the Chief Legal Officer believes that no violation has occurred, no further action is required;

•                  Any matter that the Chief Legal Officer believes is a violation will be reported to the Audit Committee;

•                  If the Audit Committee concurs that a violation has occurred, it will inform and make a recommendation to the Board, which will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to a Co-Chairman of the investment adviser; or a recommendation to dismiss the Covered Officer;

•                  The Audit Committee will be responsible for granting waivers of this Code in its sole discretion; and

•                  Any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

VI.                               Other Policies and Procedures

This Code shall be the sole code of ethics adopted by the Trust for the purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. Insofar as other polices or procedures of the Trust, the Trust’s investment advisers, principal underwriter or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. The codes of ethics of the Trust and its investment adviser and principal underwriter under Rule 17j-1 under the Company Act and the investment advisers’ more detailed policies and procedures are separate requirements applying to the Covered Officers and others and are not part of this Code.

VII.                          Amendments

Any amendment to this Code must be approved or ratified by the Board, including a majority of independent Board members.

VIII.                     Confidentiality

All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Board, the Covered Officers, the Chief Legal Officer, outside audit firms, legal counsel to the Trust, legal counsel to the investment adviser, and senior management of the investment adviser.

IX.                              Internal Use

The Code is intended solely for the internal use by the Trust and does not constitute an admission, by or on behalf of the Trust, as to any fact, circumstance, or legal conclusion.

Last Approved on July 24, 2019